Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33094, 333-65968, 333-97249, 333-103768, 333-107727, 333-149828, 333-155527, 333-170716, 333-175852, and 333-184558 on Form S-8 and in Registration Statement No. 333-225403 on Form F-3ASR of our reports dated 17 June 2020, relating to the consolidated financial statements of National Grid plc and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended 31 March 2020.
/s/ Deloitte LLP
London, United Kingdom
25 June 2020